Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Selected Historical Financial Data of Sprint Nextel (formerly Sprint Corporation)” and “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sprint Nextel Corporation for the consent solicitation and offer to guarantee US Unwired, Inc. Series B First Priority Senior Secured Floating Rate Notes due 2010 and 10% Series B Second Priority Senior Secured Notes due 2012, and to the incorporation by reference therein of our report dated February 3, 2004 (except for Note 2, as to which the date is April 23, 2004, and Note 21, as to which the date is November 2, 2004), with respect to the consolidated financial statements and schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of December 31, 2003 and for the two years in the period then ended, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Kansas City, Missouri
October 6, 2005